Exhibit 99(i)







                        [NEWS FROM ADVO, INC. LETTERHEAD]



               ADVO DECLARES SPECIAL CASH DIVIDEND OF $10 PER SHARE


                   Windsor, CT - January 17, 1996 - ADVO, Inc. (NYSE:AD) announced today that its Board of Directors has declared a special cash dividend of $10 per share of common stock. The special dividend is expected to be paid on March 5, 1996, to shareholders of record on February 20, 1996.

                   In order to provide the funds necessary to pay the special dividend, and to pay the transaction expenses incurred in connection therewith and for working capital, ADVO has received a commitment from the Chase Manhattan Bank (National Association) to provide up to $220 million in senior credit facilities. The Company expects to enter into a definitive loan agreement with Chase Manhattan and other lenders immedi-ately prior to the payment of the special dividend. The com-mitment provides that $195 million of the credit may be used to pay the special dividend and related expenses. The Company expects that the balance of the funds for the special dividend will be provided by cash on hand. Payment of the special divi-dend is subject to availability of financing as described above.

                   In September 1995, ADVO announced that its Board of Directors had engaged Goldman, Sachs & Co. to assist in explor-ing strategic alternatives aimed at enhancing shareholder value. Subsequent to that announcement, the Company received and considered preliminary proposals and indications of inter-est from various financial buyers relating to a possible combi-nation with or acquisition of the Company. However, none of these discussions led to a definitive offer for a transaction involving the Company at an acceptable price.

                   Robert Kamerschen, Chairman and Chief Executive Officer of ADVO, stated: "This plan will enable all of the Company's shareholders to realize in cash a significant portion of the current value of their shares, while at the same time allowing them to retain their ownership interest in the Company and participate in its future growth."

                   Mr. Kamerschen also said, "In light of the size of the special dividend, the Board of Directors has decided to suspend ADVO's regular quarterly dividend at the current $.025 per quarter per share of common stock until the 1997 Annual Shareholders Meeting, at which time the Board of Directors will again consider the Company's dividend policy."

                   The special dividend is anticipated to be taxable as a dividend for federal income tax purposes to the extent of the Company's current and accumulated earnings and profits through fiscal 1996, which the Company anticipates to be between $2-$4 per share. The remainder of the special dividend will reduce the tax basis of the shares, and, to the extent of the excess over the tax basis, will represent a taxable gain. The Company will disclose its current and accumulated earnings and profits per share through fiscal 1996 to shareholders receiving the special dividend when such information becomes







         available. Shareholders should consult their own tax advisors with respect to the tax treatment of the special dividend.

                   Warburg, Pincus Capital Partners, L.P., the Company's largest shareholder, which holds approximately 2.92 million shares of ADVO's common stock and a warrant to purchase approximately 2.66 million shares of ADVO's common stock, has advised the Company that it intends to exercise its warrant in order to receive the special dividend.

                   In connection with the special dividend, as contem-plated by the Company's benefit plans, the Board of Directors is also making equitable adjustments to outstanding employee stock options. Giving effect to these adjustments and the exercise of the Warburg warrants, the Company estimates that shares outstanding will be in the range of 23,850,000 shares.

                   As a result of adjustments to the employee stock options as described above, the Company expects to record a one-time noncash charge in the second quarter. The amount of the charge will depend principally upon the market price of the stock after the dividend is declared. In addition, certain other charges related to the special dividend and the Company's exploration of strategic alternatives will be taken in future periods, principally in the second quarter.

                   Simultaneously, with the announcement of the special dividend, the Company also reported its first quarter results pursuant to a separate release. Revenues from continuing operations were up $256.5 million, up 3% over prior year. Earnings per share, excluding results from its discontinued Marketing Force segment, were $0.29, a 22% decline from the comparable period in fiscal 1995. The estimated loss on dis-posal from discontinued operations was $1.0 million or $0.04 per share during the quarters.

                   ADVO is the nation's largest full-service direct mar-keting services company with annual revenues in excess of $1 billion. ADVO specializes in shared and solo direct mail ser-vices, to provide customized Microtargeting -TM- solutions for its clients' needs. The Company's Mailbox Values (Registered Trademark) branded shared mail program is distributed nationally to over 61 million households weekly. ADVO also offers limited transportation services. It has 20 production facilities and 70 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, CT 06095.



         Contact:

         Donald McCombs      David Stigler              Lowell Robinson
         Vice President      Sr. Vice President         Executive Vice
         Investor Relations  Legal and Public Affairs     President
         ADVO, Inc.          ADVO, Inc.                 Chief Financial
         (860) 285-6391      (860) 285-6120               Officer
                                                        ADVO, Inc.
                                                        (860) 285-6101

